UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported): June 21, 2011 (June 15, 2011)

CHINA TRANSPORATION ACQUISITION CORP.

(Exact name of registrant as specified in Charter)

Delaware	000-54053	68-0679617
(State or other jurisdiction of incorporation)	(Commission File No.)	(IRS Employer Identification No.)

9 Division Street, Apt. 201, New York, NY 10002

 (Address of Principal Executive Offices)

(646) 386-2351

 (Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

o	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

o	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

o	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

o	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01  Entry into a Material Definitive Agreement.

On June 15, 2011, the Registrant closed a $25,500 offering of its common stock.  In this offering, the Registrant sold an aggregate 8,500 shares of its common stock at $3.00 per share to 40 individual investors by entering into Subscription Agreements with each investor.  The offering was only made to “non U.S.-Persons,” as defined in Rule 902 of Regulation S under the Securities Act of 1933, as amended (the “Act”).

As a post-closing deliverable, each investor must deliver to the Company his or her purchase price by August 14, 2011, and the Company will deliver a stock certificate representing the purchased shares as soon as practicable.

A copy of the form of Subscription Agreement is filed with this report as Exhibit 10.1 and is incorporated by reference herein.   The foregoing description of the Subscription Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Subscription Agreement.

Item 3.02  Unregistered Sales of Equity Securities.

As more fully described in Item 1.01 above, the Registrant sold an aggregate 8,500 shares of its common stock to 40 individual investors.  The sale of the shares was exempt from registration under the Act pursuant to Regulation S.  The Registrant made this determination based on representations made by each investor that, among other things, he is a “non U.S.-Person,” as defined in Rule 902 of Regulation S, he is acquiring the shares for investment purposes only and not with a view to distribute, he is not acquiring the shares as a result of any form of general solicitation or advertising, and he is outside the United States when receiving and executing his Subscription Agreement.

Item 9.01  Financial Statements and Exhibits.

(d) Exhibits

No.	Description
10.1	Form of Subscription Agreement

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

CHINA TRANSPORTATION ACQUISITION CORP. (Registrant)

Date: June 21, 2011	By:	/s/ Xie Le Shan
Xie Le Shan President

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